Exhibit 16.1

November 9, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Melinta Therapeutics, Inc. (formerly known as Cempra, Inc.) under Item 4.01 of its Form 8-K dated November 7, 2017. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Raleigh, North Carolina